Exhibit 99.2

Filed by Liberty Media Corporation Pursuant to Rule 425

Under the Securities Act of 1933 and deemed filed pursuant to

Rule 14a-6(b) of the Securities Exchange Act of 1934.

Subject Company: Liberty Media Corporation

Commission File No.: 001-33982

Subject Company: Liberty CapStarz, Inc.

Commission File No.: 333-171201

1. Excerpts from the Transcript of the Liberty Media Corporation Special Meeting held on May 23, 2011

Gregory B. Maffei, President and Chief Executive Officer

. . . So, as you may have seen last Thursday evening we made an offer to purchase at $17 a share all of the outstanding common stock of Barnes & Noble. Exactly how much capital of Liberty and it’s Liberty Capital’s capital we will use is somewhat dependent on the financing that we go out and receive in the marketplace, but we have had some preliminary dialogue and we believe our cash contribution should be less than $500 million, but around $500 million.

Again we expect, somewhat dependant on what happens in the financing market and the like that our ownership should be around 70% and our offer is conditioned upon working with the Chairman of Barnes & Noble, Len Riggio, the Founding Chairman and his — the expectation is he’ll own continuing his roughly 30% interest going forward.

We have structured as a merger; we’ve given this offer to their special committee, they had had a process where they’re evaluating potential offers so they have an outstanding special committee; that special committee has told us they’re now reviewing our offer, we’ll see, and as I noted that’ll be attributed to Liberty Capital and we don’t expect any change in the process of splitting off Liberty Starz and Liberty Capital away from Liberty Interactive due to this deal. It should not be — it should be a non-issue on that point.

John C. Malone, Chairman

. . . We might say what was the special meeting all about. [F]undamentally we’re completing the transaction that we announced quite a while ago. As you know, we had to get a legal ruling out of Delaware courts that this transaction they were proposing doesn’t impair our obligations to our corporate bond holders and we got a very favorable judgment out of Delaware court in that regard. From a timing point of view, we can’t complete the proposed split-off transaction until the period for appeals has expired. Otherwise we’ve received our tax rulings. We now have a shareholder vote approving the process and we’re pretty much ready to execute the split as soon as that appeals period has expired.

QUESTION AND ANSWER

Question:  Just regarding the shareholder vote today, just give us an update on the Delaware Courts and you talked about the dates for the appeal process, and is there ways that that can be extended?

Answer:  My general counsel is right here, and so when I make a mistake, he’ll be sure to correct me. But, I believe, it’s June 7th or 8th. June 8th is the last day that the trustee and counsel have a date to file appeal and choose to appeal, we will see. As it was noted by John we were very pleased with the quality of the decision, the wording, the logic around the decision we think is very tight for us — very favorable for us, so we hope that’s sufficient. If it is not — and they decide to appeal — it has to be done something like 90 to 120 days after the final order was entered, which happened about a week after the trial results came out. There was an order that was agreed upon between the two parties. Delaware is known as a fairly quick place to hear appeals and there are some choices about whether this gets put to another judge or actually back to the same judge. We’ll see how that process works. We don’t know, it could be anywhere — from here probably anywhere from 45 to 75 days would be the most likely from here. Do you agree John, Charles?

Answer:  I think that [inaudible]

Question:  Just so I understand so you’re saying if there is an appeal let’s say 1st of June or something like that. And then what was the...?

Answer:  June 8th would be the date if there is no appeal, then we could decide to proceed forward on our own. And if they do appeal prior to June 8th, we’re — our hope is that we’re dependent on the speed with which it gets heard, the appeal, and exactly the process the appeal occurs. Because it’s not, to my understanding, which is always a risk — is not rocks clear solid about which way it’ll go. But likely from June 8th, it’s probably another 30 to 60 days that we would know whether — how and when the appeal gets heard and again it somewhat depends on the process for the appeal.

Answer:  So there’s two issues. One is timing and the other is probability of success. I think the judge’s ruling give us a very high confidence that we’re going to prevail. So now I think we are more concerned about whether or not, this is just dilatory practices by the law firm representing the other side. I guess that would be my take on it.

2. Excerpts from the Transcript of Liberty Media Corporation at the 2011 Barclays Capital Global Communications, Media and Technology Conference Technology & Media Conference held on May 24, 2011

Gregory B. Maffei, President and Chief Executive Officer

So if you didn’t hear, we made an offer to buy Barnes & Noble, $17 a share in cash. Depending on the financing markets, we expect our equity contribution should be under $500 million, and we will own about 70% and maybe some options and the like for management, we’ve not calculated that.  Our participation is subject to Len Riggio, the founding Chairman’s involvement, both as an equity holder and a manager, but I believe that is something that will happen if we are successful.

We structured as a merger, so there is a usual negotiation of a merger agreement, which hasn’t been touched. Our proposal is sitting with their independent committee. And as we previously said, it was going to be attributed to Liberty Capital.

James Ratcliffe, Barclays Capital

But you can pull back to sort of the Liberty level for a moment. Can you just give us an update on where you stand regarding the LINTA/LCAPA/Starz split and you’ve got shareholder approval now. But particularly regarding the Delaware litigation?

Gregory B. Maffei, President and Chief Executive Officer

So yeah, there the — long pole in the tent and getting that demerger or that split-off done is a final non-appealable judgment in Delaware. If the other side has until June 8th to decide whether they want to appeal, many observers looked at the — including ourselves, looked at the ruling of the judge was very favorable for us. And that’s — seems unlikely there’s an appeal will be successful for the other side. But they have the freedom to do so and maybe economic incentive for their lawyers to do so and so we’ll see. If it does get appealed, I think we’re looking at a timeframe and we’ll look for expedited hearings but it — and depends which court [it is] remanded to and all this sort of issues but it might be in a — on August timeframe, early or late depending on who gets it and what happens, and again we still have to successful on that appeal.

James Ratcliffe, Barclays Capital

So at the Liberty level, once they are and the transaction is complete and you are looking at two separate companies. What are the prospects, if there any synergies between particularly the QVC business and say parts of the Barnes & Noble business, I mean Dr. Malone has gotten cousin companies to work together before, do you see those prospects?

Gregory B. Maffei, President and Chief Executive Officer

I think, there would have — there will be not massive differences, I mean the same management teams are going to oversee Liberty Interactive and CapStarz, our new exciting name, and the reality is we will have a 70% share if we are successful here at Barnes & Noble and we wouldn’t have a 100% of Barnes & Noble in any case so there would have been the same issues about trying to make sure it’s a deal that’s fair to everybody and it’s hard to impose from the top deals that don’t make sense. The thing we can bring to the table hopefully is some perspective and some reason for people to listen to us on both sides and why something might make sense to work together, but ultimately both management teams need to decide it’s in their interest.

James Ratcliffe, Barclays Capital

And once you sort of look at it as transaction is complete, Splitco is complete and we see a wide range of capital structures for cable network businesses, we are seeing some that are net cash and I think the rainbow is going to be about 5X lever or so and where do you think business with the characteristics of Starz, what the right capital structure looks like.

Gregory B. Maffei, President and Chief Executive Officer

Yeah, more levered than it is today probably as the risk of being exceedingly obvious.  Probably I think it’s a business that will be levered probably about three times, something like that.

3. Excerpts from Slide Show Presentations

Liberty Proposal for Barnes & Noble

•        $17 per share in cash

•        Expected cash contribution of $500m

•                  Depending on financing

•        Liberty ownership expected to be 70%

•        Subject to participation of founding chairman, Leonard Riggio

•                            Equity ownership

•                            Management role

•        Structured as a merger

•                            Closing subject to customary conditions

•        Offer being evaluated by Special Committee of Board of Directors of Barnes & Noble

•        Attributed to Liberty Capital

•                            Split-off of Liberty Capital and Liberty Starz to proceed as previously announced

***

Forward Looking Statements

The foregoing transcripts and slide show excerpts include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing of the proposed split-off of the Liberty Capital and Liberty Starz tracking stock groups, the capital structure of the split-off entity following the proposed split-off, the proposal made for Barnes & Noble and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the ultimate outcome of the legal proceedings in Delaware, the performance of the split-off entity following the proposed split-off, and the response of Barnes & Noble’s special committee and stockholders to our proposal.  These forward looking statements speak only as of the date of the slide show and transcripts, and

Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Form 10-Q and 10-K, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media’s business which may affect the statements made in this presentation.

Additional Information

Nothing in the foregoing transcripts or slide show excerpts shall constitute a solicitation to buy or an offer to sell shares of the split-off entity or any of Liberty Media’s tracking stocks. The offer and sale of shares in the proposed split-off will only be made pursuant to the registration statement of the split-off entity, which has been declared effective by the SEC. Liberty Media stockholders and other investors are urged to read the registration statement filed with and declared effective by the SEC, including the proxy statement/prospectus contained therein, because they contain important information about the split-off. Copies of these SEC filings are available free of charge at the SEC’s website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by directing a request to Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5408.

Participants in a Solicitation

The directors and executive officers of Liberty Media and other persons may be deemed to have been participants in the solicitation of proxies in respect of proposals to approve the split-off. Information regarding Liberty Media’s directors and executive officers, those of the split-off entity and other participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are available in the definitive proxy materials filed with the SEC.